Exhibit 10.1

Binding Letter of Intent

Between:

Zoned Colorado Properties, LLC.

(“Landlord”)

And:

American Green, Corp.

(“Tenant”)

And:

Herbal Elements, LLC

(“Medical Marijuana License Holder”)

RE:	Lot #7 N. Diamond Loop Rd
Parachute, Colorado 81635

WHEREAS, it is the intent of the parties to enter into this binding Letter of Intent (this “LOI”), which outlines certain essential material terms for the execution of a Commercial Lease Agreement (the “Lease” or “Lease Agreement”) for the leasing of approximately 15,000 square feet of space (the “Premises”) to Tenant located within the Building (defined in Exhibit B) located at Lot #7 N. Diamond Loop Rd, Parachute, Colorado 81635 (“Property”).

Legal Description:	The parties agree the legal description of the Property, Building and the Premises is attached as Exhibit A and incorporated herein by reference.

Premises:	Pursuant to the provisions provided in this LOI and the Lease (defined herein), Landlord shall lease to Tenant, and Tenant shall lease from Landlord, approximately 15,000 square feet of space in the Building, as identified on Exhibit B attached to this LOI, which is capable of being operating as a Medical Marijuana Cultivation and Production Facility.

LOI Termination:	The parties agree in the event the LOI Requirements described herein this LOI, are not mutually satisfied on or before the date that is ninety (90) days after the Effective Date of this LOI (“LOI Term”), this LOI shall terminate, Escrow Agent (defined herein) shall return the full Deposit to Tenant, minus $100.00, and the parties shall owe no further obligation to one another. In the event despite the parties’ reasonable efforts, the satisfaction of the LOI Requirements requires additional time, the parties may mutually agree in writing to extend the term of this LOI. Upon the termination of this LOI, Escrow Agent shall return the Deposit, as described herein, to Tenant, no more than three (3) days following the expiration of the LOI Term.

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Lease Agreement:	Subject to the terms of this LOI, including the LOI Requirements described below and other mutually agreed upon terms and provisions, Landlord and Tenant will work together in good faith to mutually agree on the terms, provisions and obligations of a Lease Agreement (“Lease”) and execute and deliver to one another the Lease prior to the expiration of the LOI Term.

License / Authorization:	Tenant represents and warrants to Landlord that pursuant to and in compliance with the Medical Marijuana Code (C.R.S. 12-43.3-101 et. seq.) and the Retail Marijuana Code (C.R.S. 12-43.4-101 et. seq.) (Collectively referred to herein as the “Colorado Marijuana Laws”), the Colorado Marijuana Enforcement Division (“MED”) has awarded a Medical Marijuana Certificate and a Retail Marijuana Certificate (the “Licenses”) to the Medical Marijuana License Holder. Pursuant to its Licenses, Medical Marijuana License Holder is authorized to operate medical and recreational marijuana facilities. Pursuant to the Marijuana Licenses, the Medical Marijuana License Holder is authorized to cultivate, harvest, prepare and store marijuana (“Marijuana”) and refine, extract and produce derivative and manufactured products that contain Marijuana (collectively “Marijuana Products”). Upon the parties’ mutual execution of the Lease, Tenant shall manage and operate a Marijuana Cultivation and Production Facility on behalf of or in coordination with the Medical Marijuana License Holder.

Tenant Improvements:	Subject to force majeure events, including events, conditions, and occurrences that are outside of Landlord’s reasonable control that prevent or delay Landlord from performing its obligations, including the parties inability to acquire the necessary zoning and land use entitlements for the Premises, Tenant’s inability to acquire from MED, approval and licensing to operate the Medical and/or Recreational Marijuana Cultivation and Production Facilities and acts of God (collectively, “Force Majeure Events”). Landlord shall use commercially reasonable efforts to construct certain mutually agreed upon tenant improvements in the Premises for Tenant’s use in accordance with the permitted use set forth herein. Landlord shall prepare plans, drawings and specifications for Landlord’s construction of the tenant improvements for Tenant’s review, comment and approval, which shall not be unreasonably withheld, and Tenant shall provide Landlord with its approval or denial of the tenant improvements no later than five (5) business days after Tenant’s receipt of such plans, specifications and drawings. Following Tenant’s approval of Landlord’s plans, specifications and drawings, Landlord shall control all aspects of the design, preparation and construction of the tenant improvements.

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Landlord Budget:	The parties agree Landlord total projected budget for constructing the tenant improvements and developing the Premises is an amount equal to or less than One Million Two Hundred Fifty Thousand and 0/100 Dollars ($1,250,000.00) (“Landlord Budget”). In the event Landlord determines its total projected budget (including hard and soft costs, professional fees and costs, costs of permits, and all other related costs, fees and expenses) will likely exceed the Landlord Budget, Landlord shall notify Tenant and acquire Tenant’s written approval prior to proceeding with the construction of the tenant improvements, which approval shall not be unreasonably withheld, conditioned or delayed. Except for unforeseen and unanticipated costs, the parties shall mutually agree on all projected costs which will likely exceed the Landlord Budget, including a reasonable amount for contingencies (“Additional Budget Costs”), and which party will be responsible for payment of such Additional Budget Costs, and unforeseen and unanticipated costs. If the parties cannot agree on the Additional Budget Costs or on unforeseen or unanticipated costs, or which party will be responsible for payment thereof, the Lease shall terminate. In no event shall Landlord be obligated to commence construction or development of the Premises until Landlord and Tenant have approved all Additional Budget Costs and a reasonable contingency for unforeseen and unanticipated costs, and which party will be responsible for such Additional Budget Costs and contingency.

Tenant Improvement Costs:	The Parties agree, upon completion of Landlord’s development of the Premises and construction of the tenant improvements, Landlord shall provide Tenant with a complete and accurate accounting of all of the actual costs, fees and expenses, including relevant documentation, which Landlord expended and incurred in the development of the Premises and construction of the tenant improvements (collectively the “Improvement Costs”). In the event Landlord exceeds the Landlord Budget without acquiring Tenant’s prior written approval, such Additional Budget Costs shall not be included in the Improvements Costs and Tenant shall not be obligated or required to repay the unapproved Additional Budget Costs. The parties agree Landlord shall clearly identify the Improvement Costs in an exhibit to the Lease. The Lease shall contain provisions which stipulate that in the event a change in local or state law, prohibits the development of the Premises and/or completion of any portion of or all of the agreed upon tenant improvements, the Changes in Law Provisions (defined herein) shall apply.

Rent:	The Lease shall contain a Rental Schedule of the type and form attached as Exhibit D herein, which shall contain a complete description of the rent (including any additional amounts applied as rent and the Improvement Costs) which shall collectively be referred to herein as the “Total Rent”). In addition to the payment of the Total Rent, Tenant shall also pay to Landlord all use taxes, sales taxes, transaction privilege taxes, excise taxes, and other similar taxes associated with the Lease and the Lease payments to be made to Landlord thereunder. All payments to be made by Tenant to Landlord under the Lease shall be made in such form as is acceptable to Landlord, and Landlord shall not be obligated to accept any payments in cash. Once again the parties agree, the Lease shall provide that in the event a change in local or state law prohibits the development of the Premises and/or completion of any portion of or all of the agreed upon tenant improvements, the Changes in Law Provisions (defined herein) shall apply.

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Rent Commencement:	Tenant shall begin to remit payment of the Total Rent (and all other sums and amounts to be paid by Tenant to Landlord under the Lease) to Landlord on the commencement date defined in the Lease, and thereafter on the first (1st) day of each calendar month, during the term of the Lease (without notice or demand, and without set off, abatement, or defense). The commencement date shall occur no later than three (3) business days following:

(a)	the date Landlord substantially completes the development of the Premises and construction of the agreed upon tenant improvements (or the date Landlord would have substantially completed the development of the Premises, but for delays caused by Tenant);
(b)	the date the Landlord obtains a certificate of occupancy or certificate of completion for the Premises;
(c)	the date the Landlord obtains all applicable zoning and land use entitlements required to operate the Premises for the use described herein;
(d)	the date Landlord delivers possession of the Premises to Tenant.

Late Charge; Interest:	Any payment due under the Lease and not received by Landlord on its due date shall bear interest at the rate of 10% per annum, until paid in full, and a late charge equal to 8% of such delinquent payment shall be paid by Tenant without notice or demand.

Town Approval:	Town of Parachute submittal for Vested Property Rights Agreement and the Site Specific Development Plan will be attached to the Lease.

LOI Requirements:	This LOI and execution of the Lease shall be contingent upon the parties’ mutual satisfaction of the following requirements, collectively be referred to herein as the “LOI Requirements”:

	(a)	the parties mutual agreement of all the terms, obligations and provisions contained in the Lease;
	(b)	Landlord obtaining commercially reasonable financing for the development of the Premises and the construction of the tenant improvements in such amount and on such terms and provisions as are acceptable to Landlord in its sole and absolute discretion, from a funding source approved by Landlord in its sole discretion;

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	(c)	Landlord shall acquire written approval of all due diligence and underwriting matters required by Landlord and/or Landlord’s lender;
	(d)	The parties shall acquire the necessary zoning and land use entitlements as it relates to the Premises and the use described herein this LOI; and
	(e)	Tenant shall have obtained written approval from MED of the approval to operate the Premises as a Medical or Recreational Marijuana Cultivation and Production Facility on behalf of Medical Marijuana License Holder; and
	(f)	The parties’ mutual approval of the plans, specifications and drawings for the development of the Premises and tenant improvements; and
	(g)	Landlord having closed on the property acquisition for the Premises.

Tenant Use:	Subject to Tenant’s compliance with the terms of this LOI, Tenant may use the Premises as a duly licensed Marijuana Cultivation and Processing Facility, to the extent permitted by law, Tenant shall manage and operate on behalf of Medical Marijuana License Holder, pursuant to its Licenses in complete compliance with the Colorado Marijuana Laws and all applicable laws, requirements and restrictions, including approval by MED. Tenant may not use the Premises for any other purpose unless specifically approved by Landlord.

Authority to Operate:	Tenant and Guarantor(s) each represent and warrant in conjunction with Medical Marijuana License Holder, they shall use all reasonable and diligent efforts to apply for and acquire renewal from MED, approval to operate the Medical or Recreational Marijuana Cultivation and Production Facility, pursuant to the Colorado Marijuana Laws and all other rules, requirements and restrictions and maintain the Dispensary License in good standing with MED at all times.

Changes in Law:	The parties acknowledge and agree the terms and provisions of this LOI as well as the Lease are based upon the details, terms and agreed upon obligations on the Effective Date of this LOI and the Lease. The parties acknowledge and agree in the event a change in state or local law or any rule, requirement or restriction which prohibits completion of the development of the Premises, construction of all the agreed upon tenant improvements, Landlord shall have the right to either: (a) take all actions reasonably necessary to modify the Lease to reflect its inability to develop the Premises and/or construct any portion or all of the agreed upon tenant improvements, or (b) terminate the Lease. In the event such change in state or local law prohibits the operation of the Premises as a Medical or Recreational Marijuana Cultivation and Production Facility, or any change in local zoning and land use entitlements prohibit Tenant from occupying and using the Premises for the use specified in this LOI and in the Lease, the Lease shall terminate or the parties may mutually agree otherwise in writing (the aforementioned “Changes in Law Provisions”).

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LOI Termination	The parties agree in the event the LOI Requirements described herein this LOI are not mutually satisfied on or before the date that is ninety (90) days after the Effective Date of this LOI , this LOI shall terminate, Escrow Agent (defined herein) shall return the full Deposit to Tenant, minus $100.00 (which shall be paid to Landlord), and the parties shall owe no further obligation to one another. In the event despite the parties’ reasonable efforts, the satisfaction of the LOI Requirements requires additional time, the parties may mutually agree in writing to extend the term of this LOI.

Lease Termination:	The Parties agree, the following provisions shall be inserted into the Lease: The Lease shall terminate, upon the occurrence of any of the following: (i) any change or revocation of State or local law, which shall have the effect of prohibiting the legal operation of the Medical or Recreational Marijuana Cultivation and Production Facility on the Premises, following any period of contest or appeal of such change or revocation; (ii) Marijuana Enforcement Division’s (the “MED”) refusal to approve an application to renew the Dispensary License, through no fault of Tenant or of Medical Marijuana License Holder.

Guarantee:	Simultaneously with Tenant’s execution of the Lease, the parties agree to work in good faith to determine the most appropriate framework for a Lease Guarantee whereby the Guarantor(s) shall execute and deliver to Landlord a Guarantee, pursuant to which Guarantors will, unconditionally guarantee payment and performance pursuant to the Lease, as it relates to repayment of the Tenant Improvement Costs (the “Guarantee”), the Guarantee shall not extend to the terms, obligations and provisions of the Lease which are unrelated to the Tenant Improvement Costs. Upon Tenant’s complete repayment of the Tenant Improvement Costs Landlord agrees upon Tenant’s complete repayment of the Tenant Improvement Costs, Landlord shall terminate the Guarantee and release Guarantors from any future obligations under as it relates to repayment of the Tenant Improvement Costs. The parties shall mutually agree, execute and deliver a complete Guaranty Agreement, which shall be attached as an exhibit to the Lease.

Licensed Marijuana Project Compliance Agreement:	Tenant acknowledges and agrees that attached to Landlord’s form of Lease will be Landlord’s form of Licensed Marijuana Project Compliance Agreement, which will form part of the Lease and Tenant’s obligations under the Lease, with which Tenant shall review and upon approval of the terms and obligations provided therein, agree to comply.

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Attorney’s Fees and Costs:	The parties shall mutually agree on reasonable default and remedy provisions, which shall be contained in the Lease. In the event of a dispute between the parties during the term of the Lease, the prevailing party in any action or proceeding to enforce the terms of the Lease or Guaranty, in any appeal thereon, or to declare rights thereunder, shall be entitled to reasonable attorneys’ fees and costs and costs of collection. Such reasonable costs may be awarded in the same proceeding or recovered in a separate proceeding. (See “Arbitration” paragraph below.)

No Brokers:	Landlord and Tenant represent and warrant to each other that neither Landlord, nor Tenant, have been, or will be, represented by any broker in connection with this LOI or the Lease, and no broker commission or finder’s fee shall be payable as a result of the Lease.

Assignment/Amendment:	Except as described herein and below, Tenant may not change, amend, modify, issue, sell, transfer, convey, encumber, or pledge (or permit to be changed, amended, modified, issued, sold, transferred, conveyed, encumbered, or pledged) any ownership, management, or voting right in or of Tenant, or any interest in this LOI or the Lease, or sublet or license any portion of the Premises, by operation of law or otherwise, without the prior written consent and approval of Landlord. In the event the Lease is assigned, transferred and conveyed for any reason described herein, the parties agree the obligations, rights and requirements of the assigning party shall be assumed, transferred and conveyed to assignee, as a condition precedent to the assignment, without releasing or discharging Tenant. However, Tenant may (upon at least 10 business days prior written notice to Landlord) assign, transfer and convey its interest in this LOI or the Lease to an entity wholly owned or controlled by Tenant, without acquiring the written consent of Landlord, and without releasing or discharging Tenant.

The parties may only amend or modify this LOI or the Lease with the written consent of all the parties.

Sublet/Sublease:	Tenant may sublease the premises contemplated in this LOI to the Medical Marijuana License Holder listed in this LOI. The terms of the agreement are to be approved by the Landlord, and such approval by Landlord of the terms will not be unreasonable withheld. Landlord will be absolutely indemnified by sublease parties under the terms of any sublease agreement.

Improvements:	Tenant may not make improvements, alterations, additions, or modifications to the Premises without the prior written consent and approval of Landlord, which shall not be unreasonably withheld. Upon completion of the development of the Premises and construction of the tenant improvements, Landlord shall not make any improvements, alterations, additions, or modifications to the Premises without the prior written consent and approval of Tenant, which shall not be unreasonably withheld.

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Subordination:	The parties agree that the Lease and Tenant’s rights under the Lease shall be subject and subordinate to any and all liens, mortgages or deeds of trust placed on the Premises by Landlord, now or in the future, unless the holder of such lien, mortgage or deed of trust elects to make the Lease senior to such lien, mortgage or deed of trust. Landlord agrees to request a non--disturbance agreement for Tenant’s benefit from Landlord’s lender(s), in form and content acceptable to Landlord’s lender(s).

Insurance:	During the term of the Lease, Tenant shall carry and maintain the following insurance coverage for the Premises: (a) fire, casualty and extended coverage insurance on Tenant’s fixtures, improvements and other property for not less than the full replacement value, together with business interruption coverage, as Landlord may reasonably require; (b) commercial liability insurance insuring Tenant against any liability arising out of the Lease, use, occupancy or maintenance of the Premises and the business operated by Tenant, including that from personal injury or property damage in or about the Premises or as a result of the conduct of Tenant’s business activities, insuring Landlord, and any designated mortgagee of Landlord, and Tenant, and naming Landlord and any designated mortgagee of Landlord as an additional insured therein, Such insurance shall be in the minimum amounts of not less than $2,000,000 per occurrence against liability for bodily injury including death and personal injury for any single occurrence and not less than $2,000,000 per occurrence for property damage, and combined single limit insurance insuring for bodily injury, death and property damage in an amount of not less than $2,000,000. The policy shall insure the hazards of the Premises and Tenant’s operations therein, shall include independent contractor and contractual liability coverage (covering the indemnities contained in the Lease) and shall name Landlord, Landlords managing agent and the Landlord’s mortgagee as an additional insured, and contain a cross-- liability provision, and contain a provision that the insurance provided hereunder shall be primary and non--contributing with any other insurance available to Landlord; (c) Workers’ compensation insurance for the benefit of all employees entering upon the Premises as a result of or in connection with the employment by Tenant; and (d) such other and additional forms of insurance as may be required by Landlord to cover future risks against which Landlord or Tenant would protect themselves. All policies shall be written in a form satisfactory to Landlord and shall be written by insurance companies licensed with a Best’s rating and Financial Size Category Rating of “A++” and authorized to do business in the state in which the Building is situated. Tenant shall furnish to Landlord, prior to Tenant’s entry into the Premises and thereafter within thirty (30) days prior to the expiration of each such policy (or renewal thereof), a certificate of insurance issued by the insurance carrier of each policy of insurance carried by Tenant pursuant hereto, together with a copy of the policy declaration page(s), certifying that such policy(ies) has been issued, provides coverage required by this LOI and the Lease (including name of additional insured entities) and a statement that no deductible or self--insurance retention applies to such policy and upon request by Landlord, a copy of each such policy of insurance. The Lease shall contain Landlord’s form of waiver of subrogation, and additional terms, provisions, waivers, and agreements on the part of Tenant with respect to insurance and insurance related matters.

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Tenant Indemnity:	Tenant agrees to indemnify, defend and hold harmless, Landlord, and Landlord’s officers, directors, employees, contractors, representatives, agents, successors and assigns, for, from and against any and all claims, losses, damages, demands, fines, penalties, liens, actions, suits, obligations, liabilities, judgments, costs and expenses, including reasonable attorneys’ fees and court costs, arising from, relating to, associated with, in connection with, or resulting in any way from: (a) Tenant’s use or occupancy of the Premises, (b) the conduct of Tenant’s business activities, including, without limitation, business activities conducted on or at the Premises, (c) any act or omission of Tenant or any of Tenant’s employees, agents, contractors, representatives, invitees, customers, guests, and (d) any breach or default by Tenant under or pursuant to the Lease, including any violation of applicable laws. Nothing herein shall be construed to require Tenant to indemnify Landlord, and Landlord’s officers, directors, employees, contractors, representatives, agents, successors and assigns, from any intentional, grossly negligent, fraudulent or willful misconduct by Landlord, and Landlord’s officers, directors, employees, contractors, representatives, agents, successors and assigns.

Defaults; Remedies:	The parties shall mutually agree complete default and remedy provisions shall be clearly defined and articulated in the Lease.

Arbitration:	Any controversy or claim arising out of or relating to this LOI, by, between or among the parties, or the breach thereof, shall be settled by mandatory binding arbitration administered by the American Arbitration Association (“AAA”), under its Commercial Arbitration Rules or other applicable governmental regulatory agency. The arbitrator’s decision shall be final and legally binding and judgment may be entered thereon. Each party initially shall be responsible for its share of the arbitration fees and costs in accordance with the applicable Rules of Arbitration. Notwithstanding the foregoing, the prevailing party shall be awarded its reasonable attorneys’ fees and costs. Furthermore, in the event a party fails to proceed with arbitration, unsuccessfully challenges the arbitrator’s award in court, or fails to comply with the arbitrator’s award, the other party shall be awarded its reasonable attorneys’ fees and costs for having to compel arbitration or defend or enforce the award.

Compliance with Laws:	In connection with this LOI, the Lease, the Premises, and the conduct of Tenant’s business activities, Tenant shall comply in all respects with The Medical Marijuana Code (C.R.S. 12-43.3-101 et. seq.) and the Retail Marijuana Code (C.R.S. 12-43.4-101 et. seq,) and all applicable laws, requirements, regulations and restrictions (including, without limitation, laws regulating the environment and hazardous substances and materials).

No Hazardous Materials:	Tenant may not use, generate, store, dispose of, release, or bring onto the Premises (or permit to be used, generated, stored, disposed of, released, or brought onto the Premises) any hazardous, substances or materials, or any regulated substances or materials, without the prior written consent and approval of Landlord.

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Lease Security Deposit:	Upon Tenant’s execution of the Lease and delivery of the same to Landlord, Tenant shall pay to Landlord the following sums and amounts: (a) after the application of the Deposit, the remaining amount required as a security deposit in an amount equal to the last month’s rent payment due under the Lease (including additional rent payment for the last month of the term of the Lease); and (b) the first and last months’ Total Rent payments due under the Lease, all in immediately available U.S. funds. The security deposit shall be governed, applied, held, replenished, and returned to Tenant in accordance with the terms of the Lease, provided that in no event shall Tenant be entitled to receive any interest on the security deposit or prepaid amounts, and Landlord may comingle such security deposit and prepaid amounts with Landlord’s general funds.

Escrow Agent/Escrow	The parties agree the term “Escrow Agent” shall mean a mutually agreeable Escrow Agency and shall serve as the Escrow Agent for the matter contemplated herein. The parties shall mutually bear the responsibility for payment of all costs, fees and expenses incurred by Escrow. The parties agree within three (3) days following the date on which Escrow Agent had in its possession one (1) fully executed original, facsimile or email counterpart of this LOI, Escrow Agent shall indicate the “Opening of Escrow” and provide written evidence of the same (“Escrow”).

LOI Deposit:	The parties agree, within one (1) day following the mutual execution of this LOI, Tenant shall deposit into Escrow, an amount equal to Ten Thousand and 00/100 Dollars ($10,000.00) (the “Deposit”) with Escrow Agent. The Deposit shall be deemed nonrefundable, except that in the event the LOI Requirements are not satisfied within the term of this LOI, this LOI shall terminate and Escrow Agent shall refund to Tenant, the Deposit, minus $100.00. Upon execution and delivery of the Lease by Landlord and Tenant, and payment of the security deposit and other prepaid amounts, the parties shall authorize Escrow Agent to release the Deposit to Landlord and Landlord shall apply the Deposit as a credit to the security deposit to be paid by Tenant pursuant to the Lease.

Utilities:	All utilities and utilities services for the Premises shall be placed and held in Tenant’s name and paid for by Tenant unless otherwise directed by Landlord.

Entry; Access:	Landlord may enter the Premises at any time, subject to applicable law, to inspect the Premises, to verify Tenant’s compliance with the Lease, to perform any of Landlord’s obligations, and to show the Premises.

Maintenance and Repair:	Provided that Tenant is not in breach or default under the Lease, and except for maintenance, repairs, or replacements required to be made as a result of the acts or omissions of Tenant or Tenant’s employees, agents, contractors, representatives, invitees, customers, guests, and subject to Force Majeure Events, Landlord shall use commercially reasonable efforts to maintain and repair, as necessary, the perimeter wall surrounding the Building and parking areas, any monument sign maintained by Landlord, parking areas surrounding the Building, any exterior landscaping, and exterior utility lines running from the street to the outer edge of the inside wall of the Premises in good condition and repair. Tenant agrees to pay to Landlord, as additional rent, on a monthly basis and in accordance with the Lease, Tenant’s pro rata share of all of the costs and expenses incurred or paid by Landlord in the performance of Landlord’s maintenance and repair duties and obligations. Tenant’s pro rata share shall be calculated based on the square footage of the Premises as a percentage of the total square footage of the Building, as determined by Landlord, and as set forth in the Lease. In no event shall Landlord be liable or responsible to Tenant (or subject to any claim by Tenant for damages or abatement of rent or otherwise) for any interruption or cessation in any utility service or other service to the Premises.

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Tenant shall maintain, repair and replace all of Tenant’s equipment, personal property, inventory, trade fixtures, and improvements in good, safe condition and repair and in accordance with all applicable laws. Tenant shall regularly inspect, maintain, repair and replace, including making capital improvements and capital repairs, the Premises and all aspects, systems, parts, and components of the Premises in good, safe working order condition and repair and in accordance with all applicable laws. Except in case of an emergency (in which event Tenant shall immediately notify Landlord in writing of such emergency), Tenant shall notify Landlord in writing at least fifteen (15) days prior to Tenant undertaking any repair or replacement costing in excess of $5,000.00 per occurrence, and shall provide Landlord with a reasonably detailed description of the repair or replacement to be undertaken by Tenant and the names of Tenant’s contractors (who must be approved in writing in advance by Landlord), and any other information regarding such repair or replacement as Landlord may request. Landlord may require Tenant to post a payment and performance bond for any improvements to be made by Tenant and for any repairs or replacements to be made by Tenant.

No Liens:	Tenant shall at all times keep and maintain the Premises free and clear of any and all liens (including consensual liens), and all mechanics’ and materialmens’ liens and notices and claims of liens arising from or relating to any work, repairs or replacements made or to be made by Tenant.

Damage and Destruction:	Except in the event such damage or destruction is caused by Tenant or by Tenant’s employees, agents, contractors, representatives, invitees, customers, guests (in which event Tenant shall be responsible for repairing and restoring the Premises), and subject to Force Majeure Events, Landlord shall use commercially reasonable efforts to repair and restore the Premises in the event of damage or destruction to the Premises following Landlord’s receipt of Landlord’s insurance proceeds relating thereto, and only to the extent of such insurance proceeds paid to Landlord, less Landlord’s costs in obtaining such insurance proceeds (unless such costs are otherwise reimbursed to Landlord). In no event shall rent or additional rent abate under the Lease as a result of damage or destruction to the Premises. In no event shall Landlord repair or restore any of Tenant’s equipment, personal property, inventory, trade fixtures, or improvements. Tenant shall pay to Landlord, as additional rent, Tenant’s pro--rata share of all insurance premiums and costs incurred or paid by Landlord to provide and maintain casualty and liability insurance for the Building and surrounding areas, including any deductible amount to be paid by Landlord under such policies. Landlord may terminate the Lease if the Premises or the Building are damaged in any material respect during the last 18 months of the term of the Lease. All other provisions regarding damage and destruction to the Premises shall be governed by the terms of the Lease.

Parking:	Tenant may use a pro rata share of the onsite parking spaces available for the Building, as designated by Landlord, on a non--exclusive and unreserved basis with other tenants, and in accordance with such parking rules and regulations promulgated by Landlord from time to time.

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Signage:	Tenant may use a pro rata share of the space available on any monument sign maintained by Landlord for the Building, as designated by Landlord, on a non--exclusive basis with other tenants to display Tenant’s signage, subject to Landlord’s reasonable approval. All other signage of Tenant shall be subject to Landlord’s prior written consent and approval.

Estoppel:	The Lease shall contain a covenant for the Tenant to sign from time to time upon Landlord’s request an estoppel, in form reasonable acceptable to Landlord.

Confidentiality:	The parties acknowledge and agree that in connection with the correspondence and negotiations related to this LOI and the Lease, the parties have furnished and will continue to furnish one another with information and documentation that is either non--public, confidential or proprietary in nature (collectively referred to as the “Confidential Information”). All Confidential Information to be protected hereunder shall be specifically labeled as either non--public, confidential or proprietary. All information and materials that is not so labeled shall not constitute Confidential Information. Confidential Information shall be protected by a Confidentiality and Nondisclosure Agreement (in the form agreed upon by Landlord and Tenant) executed by Landlord and Tenant.

Limitation on Liability:	Landlord’s liability under the Lease shall be limited to Landlord’s interest in the Building and the rents and profits therefrom, and Tenant shall look solely to Landlord’s interest in the Building for satisfaction of any liability of Landlord in respect to the Lease.

Surrender:	Upon termination or expiration of the Lease, Tenant shall remove all of Tenant’s equipment, personal property, trade fixtures, furniture, and inventory from the Premises and to repair any damage caused by such removal, and to surrender the Premises to Landlord in good, safe working order condition and repair, and in accordance with the other terms of the Lease.

Tenant’s Cost:	All of Tenant’s duties and obligations under this LOI and the Lease shall be performed and satisfied by Tenant at Tenant’s sole cost and expense.

Damages:	In no event shall Landlord be liable to Tenant (or be subject to any claim from Tenant) for any damage or destruction to any of Tenant’s equipment, personal property, inventory, trade fixtures, or improvements, and Tenant agrees to provide adequate insurance coverage for all such matters, items, risks and losses.

In no event shall Landlord be liable to Tenant or any person claiming through or under Tenant for any consequential, exemplary or punitive damages under or pursuant to the Lease.

Time is of Essence:	Time is of the essence for the performance of Tenant’s duties and obligations under this LOI.

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Governing Law:	This LOI and the Lease shall be governed by the laws of the State of Colorado (without regard to conflict of laws).

Venue and Jurisdiction:	Venue and exclusive jurisdiction for any action arising out of this LOI and the Lease shall be in Superior Court, Maricopa County, Arizona, and Tenant and Guarantor(s) hereby waive any and all defenses relating to such jurisdiction and venue.

Counterparts:	This LOI may be executed in any number of counterparts, and all such counterparts shall constitute a single document.

Drafter:	Tenant agrees that no provision contained in this LOI or the Lease shall be constructed against Landlord, the drafter of this LOI or the Lease, solely by virtue of Landlord being the drafter.

Binding LOI:	This LOI constitutes a binding and valid agreement on the part of Landlord and Tenant.

Effective Date:	The Effective Date of this LOI shall be the date that is three (3) business days after the mutual execution and delivery of this LOI by Landlord and Tenant.

Expiration:	If this LOI is not executed by Landlord, Tenant and Guarantor(s) on or before 5:00 PM, Arizona Time, on May 20, 2016, then this LOI shall terminate and expire and be of no further force or effect.

[Space Intentionally Left Blank. Signatures on the Following Page.]

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IN WITNESS WHEREOF, THE PARTIES HAVE EXECUTED THIS LOI,

TENANT:

AMERICAN GREEN, CORP., an Oregon corporation

By:	/s/ Jonathan Miller

Name:	Jonathan Miller

Its:	CEO

Date:	May 17, 2016

MEDICAL MARIJUANA LICENSE HOLDER:

HERBAL ELEMENTS, LLC, a Colorado limited liability company

By:	/s/ Gregory P. Honan

Name:	Gregory P. Honan

Its:	Owner

Date:	May 17, 2016

LANDLORD:

ZONED COLORADO PROPERTIES, INC., a Colorado limited liability company

By:	/s/ Bryan McLaren

Name:	Bryan McLaren

Its:	Authorized Agent

Date:	May 17, 2016

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EXHIBIT A:

LEGAL DESCRIPTION OF PROPERTY, BUILDING AND PREMISES

Parcel ID:	2409-123-02-007

Property Address:	Lot #7 N. Diamond Loop Rd, Parachute, Colorado ZIP.

Building:	Parachute Cultivation Site, building containing approximately 15,000 square feet of space, including warehouse and/or greenhouse.

Premises:	Approximately 15,000 square feet of warehouse and/or greenhouse space to be constructed at Lot #7 of the Parachute Industrial Park.

The Licensing for the Cultivation Site will be held by Herbal Elements, LLC.

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EXHIBIT B:

OUTLINE OF THE PREMISES

PARCEL ID:	2409-123-02-007
Section: 12 Township: 7 Range: 96

LEGAL DESCRIPTION:	Subdivision: PARACHUTE PARK P.U.D. Block: 3 Lot: 7 AMENDED LOTS 1-3, 6-10, BLOCK 2 & LOTS 1-18, BLOCK 3 REC #784960

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EXHIBIT C:

ADDITIONAL LEASE TERMS

Lease:	Triple Net (NNN), meaning that all rent to be paid to Landlord shall be absolutely net to Landlord so that the Lease shall yield net to Landlord the rent to be paid each month during the term of the Lease, and Tenant shall pay either directly or as reimbursement to Landlord for all costs, expenses and obligations of every kind or nature whatsoever relating to the Premises which may arise or become due during the term of the Lease, including, without limitation, all costs and expenses of operation, maintenance, ownership, repairs (including capital repairs), replacements (including capital replacements), utilities, insurance and taxes (including real estate taxes and assessments, but excluding Landlord’s personal income taxes) relating to the Premises, and Tenant’s pro rata share of Landlord’s costs and expenses relating to any shared or common walls, common areas or common improvements, including the parking areas, the perimeter wall, any monument sign, the exterior landscaping and utility lines and equipment, and other similar costs.

Premises:	15,000 Square Feet within Lot 7.

Lease Term:	Ten (10) years commencing on the Rent Commencement and ending on the last day of the month that is ten (10) years after the occurrence of Rent Commencement.

Renewal Option:

Provided that Tenant is not in breach or default under the Lease, and further provided that Tenant shall give Landlord written notice (at least one (1) year prior to the expiration of the term of the Lease) of Tenant’s election to renew the term of the Lease, Tenant may renew or extend the term of the Lease for one (1) period of five (5) years, on the same terms as are provided in the Lease.

Buyout Option:	Provided that Tenant is not in breach or default under the Lease, a Buyout Option will be included in the Lease for the Tenant to acquire the premises and the constructed Tenant Improvements from the Landlord according to an acquisition formula mutually agreeable to both the Tenant and the Landlord within the Lease , and such an acquisition price shall be no less than 1.5 times the sum of the Landlord's acquisition cost of the land plus the cost of the Tenant Improvements.

Rental Schedule:	See Exhibit D

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EXHIBIT D:

RENTAL SCHEDULE

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